EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of October 4, 2007 (“Effective Date”) between SFG Financial Corporation (“Company”) and Leonard Neuhaus (“Executive”).

RECITALS

Company wishes to retain Executive as its Chief Executive Officer and President and Executive wishes to accept such employment under the terms and conditions set forth in this Agreement.

IT IS AGREED as follows:

1.         Employment. Company hereby offers Executive employment as its Chief Executive Officer and President. Executive accepts such employment.

2.         Term. The term of employment under this Agreement shall commence on the Effective Date and shall continue thereafter for a period of three (3) years, unless otherwise terminated earlier under Section 9 (the “Term”). The Term shall be automatically extended for an additional one (1) year period unless at least sixty (60) days prior to its expiration, either Company or Executive furnishes the other with written notice that the Term not be so extended.

3.         Duties. Executive shall devote his full-time efforts to the proper and faithful performance of all duties customarily discharged by a Chief Executive Officer and President, consistent with Company policies and budgets and directives of Company’s Board of Directors together with any additional duties assigned to him from time to time by the Board of Directors. Executive agrees to use his best efforts and comply with all fiduciary and professional standards in the performance of his duties. Executive shall provide services to any subsidiary or affiliate of Company without additional compensation and benefits beyond those set forth in this Agreement.  For so long as he serves as Chief Executive Officer and President of the Company, the Executive shall also serve as a Director of the Company, subject to election by the shareholders.

Provided that the activities listed below do not materially interfere with the duties and responsibilities under this Agreement, nothing in this Agreement shall preclude Executive from devoting reasonable periods required for:

(a)	Serving as a member of any organization involving no conflict of interest with the Company;

(b)	Serving as a consultant in his area of expertise to government, commercial and academic panels where it does not conflict with the interests of Executive; and

(c)	Managing his personal investments or engaging in any other non-competing business activity during his non-business time;

(d)	Serving as a member of the Board of Directors or in an advisory capacity to government, commercial and academic panels where it does not conflict with the interests of Executive.

4.         Base Salary. Executive shall be paid a base salary of Two Hundred Thousand Dollars ($200,000.00) per annum for the first year of the Term, Two Hundred Fifteen Thousand Dollars ($215,000.00) per annum for the second year of the Term and Two Hundred Twenty Five Thousand Dollars ($225,000.00) per annum for the third year of the Term, payable, less applicable withholding, in equal monthly payments or more frequently in accordance with Company’s regular practice. Notwithstanding the foregoing, the base salary for the period from the Effective Date through December 31, 2007 (“Deferred Salary”) shall be accrued but not paid to the Executive in accordance with Company’s regular practice and the Deferred Salary shall be due and payable to the Executive anytime on or after January 1, 2008, upon demand of the Executive. Upon any extension of the Term, Executive’s base salary will be set by the Compensation Committee of Company; provided, however, that Executive’s base salary shall not be reduced from the base salary in effect immediately prior to extension of the Term.

5.         Bonus. Executive shall be eligible to receive an incentive bonus during each fiscal year of the Term as determined by the Compensation Committee of Company.

6.         Restricted Stock. The Company shall issue to Executive on each anniversary of the date hereof, the following number of shares of restricted common stock:  first year – 250,000 shares; second year – 300,000 shares, and; third year – 350,000 shares. In the event the Company shall have earnings before interest, taxes, depreciation and amortization (“EBITDA”), for the following years, the Company shall issue additional restricted shares of common stock to the Executive, as set forth below:

	Target	Bonus
Year Ended January 31,	EBITDA	Shares

2009	$1	500,000
2010	$2,000,000	600,000
2011	$10,000,000	1,000,000

In the event the Company achieves EBITDA of at least 25% of the target EBITDA during the second or third years of the Term of this Agreement, the Executive shall earn and be issued a pro rata amount of the bonus shares for achievement of 25%, 50% and 75% of the target EBITDA.  In the event the Company changes it fiscal year, the year end target date shall be adjusted accordingly.

All shares amounts referenced herein assume completion of a one-for-7.351808 reverse stock split which has been authorized by the Board of Directors but not yet effectuated.  In the event the restricted shares are issued to the effectuation of such reverse stock split, all share amounts referenced above shall be multiplied by 7.351808.

7.	Benefits.

(a)
Executive shall be entitled to participate in all Company sponsored retirement plans, 401(k) plans, life insurance plans, medical insurance plans, short-term and long-term disability insurance plans, and such other benefit plans generally available from time to time to executive management of the Company for which he qualifies under the terms of the plans. Executive’s participation in and benefits under any benefit plan shall be on the terms and subject to the conditions specified in such plan.

(b)	Executive will receive at least four (4) weeks of paid vacation per year,

(c)	The Company shall maintain directors’ and officers’ insurance for the benefit of Executive.

(d)	Executive shall be entitled to participate in any stock options enacted, as determined by the compensation committee or Board of Directors.

8.         Reimbursement of Expenses. The Company will reimburse Executive for the ordinary and necessary expenses incurred by him in the performance of his duties under this Agreement, including but not limited to travel and entertainment, automobile and cellular phone expenses.

9.	Termination of Employment.

(a)        Executive’s employment under this Agreement may be terminated at any time by the Board of Directors of Company for Cause.

(b)        Executive’s employment under this Agreement shall terminate upon expiration of the Term without extension as described in Section 2.

(c)        Executive’s employment under this Agreement shall terminate upon his retirement, resignation or death,

(d)        Executive’s employment under this Agreement shall terminate upon written notice by Company to Executive of a termination due to Disability.

(e)        If Executive’s employment terminates for Cause, Company shall be obligated only to continue to pay Executive’s base salary and, to the extent earned, accrued and unpaid, annual incentive bonus and furnish the then existing benefits under Section 7 up to the date of termination; provided, that if Executive’s employment is terminated as a result of Executive’s Disability, Executive shall remain eligible for benefits under any long-term disability program of Company, as amended from time to time, as long as his Disability continues. Executive shall also he entitled to reimbursement of all expenses and payment of any Deferred Salary.

(f)         If Executive’s employment is terminated by Company other than for Cause, or upon expiration of the Term without extension, or by Executive for Good Reason, in addition to the amounts payable under Section 9(e), Executive shall be entitled to receive all compensation due for the remaining term of the agreement and a lump sum severance payment equivalent to one week of his then current base salary for every month of service, with a minimum of three months equivalent, and medical and other insurance benefits under Section 7(a) for a period of twelve (12) months. Further, any restricted stock earned at the time of termination, will be issued to Executive. As a condition to the salary and benefit continuation under this Section 9(f), Executive must first execute and deliver to Company, in a form prepared by Company, a release of all claims against Company and other appropriate parties, excluding Company’s performance under this Section 9(f) and of Executive’s vested rights under any Company sponsored retirement plans, 401(k) plans and stock ownership plans. Executive shall also be entitled to reimbursement of all expenses.

(g)        Resignation from Board. Upon any termination of the Executive’s employment hereunder, the Executive shall be deemed to have resigned as a member of the Board of the Company or any subsidiaries on which he serves, including any committees thereof, effective as of his date of termination.

10.	Definitions. The meaning of certain terms in this Agreement are as follows:

(a)	“Cause” shall consist of any of the following:

(i)	the Executive is convicted of, or has pleaded guilty or entered a plea of nolo contendere to, a felony (under the laws of the United States or any state there of);

(ii)
fraudulent conduct by the Executive in connection with the business or other affairs of the Company or any related company or the theft, embezzlement, or other criminal misappropriation of funds by the Executive from the Company or any related company;

(iii)
the Executive’s failure to perform the duties of the Chief Executive Officer, after reasonable notice has been provided of such non-performance and, if such failure is curable, Executive has not cured such failure within a reasonable period following such notice; or

(iv)
the Executive’s failure to comply with reasonable directives of the Board which are communicated to him in writing, after reasonable notice has been provided of such non-performance and, if such failure is curable, Executive has not cured such failure within a reasonable period following such notice.

(b)
“Disability” means the inability of Executive, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of his material duties of employment with Company as determined in good faith by Company, for (i) any period of ninety (90) consecutive days or (ii) a period of one hundred eighty days (180) in any continuous twenty-four (24) month period, provided that interim returns to work of less than ten (10) consecutive business days in duration shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same. Benefits to which Executive is entitled under any disability policy or plan provided by Company shall reduce the base salary paid to Executive during any period of Disability on a dollar-for-dollar basis.

(c)
“Good Reason” means (A) any material reduction in the Base Salary or duties and responsibilities of Executive or (B) any material breach by the Company of this Agreement or any other agreement between Executive and the Company, or any affiliate of’ the Company, that continues without cure for a period of thirty (30) days after notice of such breach is given by Executive to the Company.

11.       Confidential Information. During Executive’s employment with the Company and at all times after the termination of such employment, regardless of the reason for’ such termination, Executive shall hold all Confidential Information relating to the Company in strict confidence and shall not use, disclose or otherwise communicate the Confidential Information to anyone other than the Company without the prior written consent of the Company. “Confidential Information” includes, without limitation, financial information, trade secrets, business plans, business methods or practices, market studies, customer lists, referral lists and other proprietary business information of the Company. “Confidential Information” shall not include information which is or becomes in the public domain through no action by Executive or information which is generally disclosed by the Company to third parties without restrictions on such third parties. Executive shall return all Confidential Information to the Company upon termination of employment.

12.       Solicitation of Customers. During his employment with the Company and for a period after the termination of Executive’s employment, regardless of the reason for the termination, equal to the greater of (a)one (1) year or (b) the period for which Executive receives payment of his base salary under Section 9(f) (the “Non-Competition Period”), Executive shall not influence or attempt to influence, directly or indirectly, any customer of the Company to divert its business away from the Company.

13.       Soliciting Employees. Executive agrees that during his employment with the Company and during the Non-Competition Period, he will not directly or indirectly solicit any person who is then, or at any time within six months prior thereto was, an employee of the Company to work for any person or entity then in competition with the Company.

14.       Non-Competition. During his employment with the Company and for a one-year period after termination of Executive’s employment, Executive shall not, directly or indirectly, in any capacity:

(a)	Engage, own or have any interest in;

(b)	Manage, operate, join, participate in, accept employment with, render advice to, or become interested in or be connected with;

(c)	Furnish consultation or advice to; or

(d)	Permit his name to be used in connection with;

any person or entity that competes with the business of the Company. Notwithstanding the foregoing, holding five percent (5%) or less of an interest in the equity, stock options or debt of any publicly traded company shall not be considered a violation of this Section 14.

15.       Remedies. In the event of a material breach or threatened material breach of Section 11, Section 12, Section 13 or Section 14, Company, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the aforementioned Sections. In the event of any such material breach, if applicable Company may immediately cease payment of Executive’s base salary and the providing to Executive of benefits under Section 9(f).

16.       Severability and Savings. Each provision in this Agreement is separate. If necessary to effectuate the purpose of a particular provision, the Agreement shall survive the termination of Executive’s employment with the Company. If any provision of this Agreement, in whole or in part, is held to he invalid or unenforceable, the parties agree that any such provision shall be deemed modified to make such provision enforceable to the maximum extent permitted by applicable law. As to any provision held to he invalid or unenforceable, the remaining provisions of this Agreement shall remain in effect.

17.       Binding Effect. This Agreement shall he binding upon and shall inure to the benefit of Company and its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs and personal representatives. This Agreement is not assignable by Executive.

18.       Indemnification. The Company shall defend, indemnify and hold harmless Executive (and his heirs and personal representatives) in his capacity as an officer and director of the Company to the fullest extent permitted by applicable law against any losses or damages incurred by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of his being or having been an officer or director of the Company, or because of actions taken by Executive which were believed by Executive to be in the best interests of the Company and not in violation of applicable law, and Executive shall be entitled to be covered by any directors’ and officers’ liability insurance policies which the Company maintains for the benefit of its directors and officers, subject to the limitations of any such policies. The Company shall have the right to assume, with legal counsel of its choice, who shall be reasonably acceptable to Executive, the defense of Executive in any such action, suit or proceeding for which the Company is providing indemnification to Executive. Should Executive determine to employ separate legal counsel in any such action, suit or proceeding, any costs and expenses of such separate legal counsel shall be the sole responsibility of Executive unless the Executive shall have reasonably concluded, based upon the written of legal counsel to the Executive, a copy of which shall be furnished to the Company, that there may be conflicts in the defenses available to the Executive which are different from or additional to those available to the Company (if the Company is also a party or potential party to the claim), in which case the reasonable costs and expenses of such separate legal counsel shall he borne by the Company. If the Company does not assume the defense of any such action, suit or proceeding, the Company shall, upon the request of the Executive, promptly advance or pay any amount for costs or expenses, including the reasonable fees of counsel retained by Executive, incurred by Executive in connection with such action, suit or proceeding; provided that Executive agrees in writing to repay any such amounts advanced if it is ultimately determined by a court of competent jurisdiction that Executive is not entitled to such indemnification. Executive shall be entitled to indemnification under this clause regardless of any subsequent amendments of the Certificate of Incorporation or By-Laws of the Company.

19.	Miscellaneous.

(a)
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Company and Executive. The waiver or non-enforcement by the Company of a breach by Executive of any provision of this Agreement shall not be constructed as a waiver of any subsequent breach by Executive.

(b)
Any notice under this Agreement must be in writing and delivered personally or by overnight courier, sent by facsimile transmission or mailed by registered or certified mail to the parties at their respective addresses.

(c)	This Agreement shall be governed by the laws of the State of’ New York.

(d)	This Agreement may be executed in counterparts, which together shall constitute one Agreement.

(e)
By their signatures below, the parties acknowledge that they have had sufficient opportunity to read and consider, and that they have carefully read and considered, each provision of this Agreement and that they are voluntarily signing this Agreement.

(f)
All notices and other communications under this Agreement shall be in writing and may be given by personal delivery, registered or certified mail, postage prepaid, return receipt requested or generally recognized overnight delivery service. Notices shall be sent to the appropriate party at the following addresses:

Executive:	315 East 72 Street
Apartment 18 H
New York, NY 10021

Company:	255 Executive Dr.
Suite 408
Plainview, NY 11803
Attn:  Ralph Balzano, Chairman

All such notices and communications shall be deemed received upon (a) actual receipt by addressee or (b) actual delivery to the appropriate address.

(g)	This Agreement may he executed in counterparts, both of which shall be considered an original, but both of which together shall constitute the same instrument.

(h)
This Agreement contains the complete statement of all arrangements between the parties with respect to its subject matter, supersedes all prior agreements between them with respect to that subject matter, and may not be changed or terminated orally. Any amendment or modification must be in writing and signed by the party to be charged.

[Intentionally Blank]

IN WITNESS WHEREOF the parties have executed this Employment Agreement effective as of the day and year first above written.

SFG FINANCIAL CORPORATION

By:	/s/ RALPH BALZANO
Name: Ralph Balzano
Title: Chairman

/s/ LEONARD NEUHAUS
Leonard Neuhaus